As filed with the Securities and Exchange Commission on August 7, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SYMYX TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0397908
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3100 Central Expressway
Santa Clara, CA 95051
(408) 764-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2007 STOCK INCENTIVE PLAN
(Full title of the Plans)

Isy Goldwasser
Chief Executive Officer and Director
Symyx Technologies, Inc.
3100 Central Expressway
Santa Clara, CA 95051
(408) 764-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 2007 Stock Incentive Plan (2)	750,000 shares	$8.97	$6,727,500	$207	(3)
Common Stock, $0.001 par value, (from 1997 Stock Plan)	6,746,314 shares	$8.97	$60,514,437	$0.00	(3)
Common Stock, $0.001 par value (from 2001 Nonstatutory Stock Option Plan)	260,944 shares	$8.97	$2,340,668	$0.00	(3)
Totals:	7,757,258 shares			$207

(1)                Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) and any shares which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected, without the receipt by Registrant of consideration, which results in an increase in the number of outstanding shares of Registrant’s Common Stock.  In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)                The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee of shares reserved for future issuance under the Registrant’s 2007 Plan. The computation is based upon the average of the high and low price of the Common Stock as reported on the Nasdaq Global Select Market on August 1, 2007, because the price at which the shares may be sold is not currently determinable.

(3)                With the exception of 750,000 newly authorized shares which are being registered on this Form S-8 Registration Statement, the remaining shares being registered under the Symyx Technologies, Inc. 2007 Stock Incentive Plan are shares which were previously available for grant under the Symyx Technologies, Inc. 1997 Stock Plan and Symyx Technologies, Inc. 2001 Nonstatutory Stock Option Plan.  The Registrant previously registered such shares for issuance on Form S-8 registration statements (333-32574; 333-55450; 333-82168; 333-82166; 333-103493; 333-113275; 333-123211; 333-132256).  The Registrant has filed a post-effective amendment to deregister such shares from the Form S-8 registration statements; and accordingly, the associated registration fee previously paid on these shares under the prior registration statements is hereby also carried forward to cover a portion of the registration fee under this Registration Statement with respect to the specific number of securities listed above.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Symyx Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on February 27, 2007;

(b)               The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the Commission on May 7, 2007;

(c)                The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the Commission on August 7, 2007;

(d)               Proxy Statement filed as of April 27, 2007 in connection with the Annual Meeting of Stockholders held on June 12, 2007;

(e)                The Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2007, February 14, 2007, March 16, 2007, April 25, 2007 (only as to Items 5.02 and 9.01), May 29, 2007, June 20, 2007 and July 2, 2007; and

(f)                  The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 22, 1999, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit Document

5.1	Opinion of Morrison & Foerster LLP as to the legality of securities being registered (Counsel to the Registrant)

10.1	2007 Stock Incentive Plan (incorporated by reference to the same number exhibit filed with the Company’s Quarterly Report on Form 10-Q on August 7, 2007)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)

Item 9.    Undertakings

A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California on August 7, 2007.

SYMYX TECHNOLOGIES, INC.

By:	/s/ Isy Goldwasser
Isy Goldwasser, Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Isy Goldwasser and Rex S. Jackson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Chief Executive Officer
	and Director	August 7, 2007
/s/ Isy Goldwasser	(Principal Executive
Isy Goldwasser	Officer)

Executive Vice President,
General Counsel and Acting
Chief Financial Officer
/s/ Rex S. Jackson	(Acting Principal Financial	August 7, 2007
Rex S. Jackson	and Accounting Officer)

/s/ Steven D. Goldby		August 7, 2007
Steven D. Goldby	Executive Chairman

/s/ Thomas R. Baruch	Director	August 7, 2007
Thomas R. Baruch

/s/ Edwin F. Gambrell	Director	August 7, 2007
Edwin F. Gambrell

/s/ Anthony R. Muller	Director	August 7, 2007
Anthony R. Muller

/s/ Kenneth J. Nussbacher	Director	August 7, 2007
Kenneth J. Nussbacher

/s/ Bruce Pasternack	Director	August 7, 2007
Bruce Pasternack

/s/ Mario M. Rosati	Director	August 7, 2007
Mario M. Rosati

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

5.1	Opinion of Morrison & Foerster LLP as to the legality of securities being registered (Counsel to the Registrant)

10.1	2007 Stock Incentive Plan (incorporated by reference to the same number exhibit filed with the Company’s Quarterly Report on Form 10-Q on August 7, 2007)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)